NASDAQ:CECE NEWS RELEASE

CECO ENVIRONMENTAL Approved for Listing on

NASDAQ Global Market

NEW YORK, September 12, 2006 - CECO Environmental Corp. (NASDAQ: CECE), a leading provider of air pollution control and industrial ventilation systems announced today that the Nasdaq Stock Market ("NASDAQ") has approved its application for upgrading its listing to the NASDAQ Global Market, formerly known as the NASDAQ National Market. CECO expects to commence trading on the NASDAQ Global Market on Monday, September 18, 2006 under its current symbol, "CECE." CECO has been trading on the NASDAQ Capital Market under the same symbol.

"Meeting the more stringent requirements for a NASDAQ Global Market listing is another important milestone for CECO that underscores the tremendous growth we have experienced and is another strategic goal our Board and senior management targeted to position the company to continuously maximize shareholder value," stated Phillip DeZwirek, chairman and chief executive officer of CECO. "We remain extremely excited about our market position and the growth prospects ahead which we are confident will generate additional exposure for the company, allowing CECO to benefit from the potential for increased liquidity and trading efficiency that the NASDAQ Global Market offers."

About NASDAQ Global Market

The NASDAQ Global Market consists of over 1,450 companies that have applied for listing, having met and continued to meet stringent financial and liquidity requirements and agreed to meet specific corporate governance standards. Formerly called The NASDAQ National Market, this market was renamed in 2006 to reflect the global leadership and international reach of this market and the companies whose securities are listed here. For more information on the requirements to be included on The NASDAQ Global Market, please see Listing Standards & Fees at http://www.nasdaq.com/about/nasdaq_listing_req_fees.pdf.

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's largest independent air pollution control company. Through its seven subsidiaries -- Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum and H.M. White, Inc. - CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all-industrial process industries.

For more information on CECO Environmental please visit the company's website at http://www.cecoenviro.com/.

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.